SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P. (“Trian”), in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com, (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders; and

•	disseminate to the Company’s shareholders the communication filed herewith as Exhibit 2 (the “Communication”) and, from time to time, Trian may publish the Communication, or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Communication to the Company’s shareholders.

Exhibit 1

Video Transcript:

Renee Soto: Why do you love Disney?

Nelson Peltz: I have ten kids. Okay, let's start there. And one of the greatest treats I could give to my kids, one of the great promises I would hold out if they did well in school, or did well in their sports, was a trip to Disney. And I got to tell you, I enjoyed it myself. And, because I love to see the smile on their faces, and it was great. The problem is, when I go to Disney, I said, historically, I'm seeing the same rides. When my 40-year-olds were 15, you know? But I do love Disney and it's part of America. You know, Disney is America. It's so important. And we've got to give people what they want to see. When people go into a movie, they want to escape. You go into a movie theater, or you turn on television, you've got an hour, hour and a half, you want to get lost. You don't want to hear about all of the issues of the day. That's your one place to escape.

Jay Rasulo: Well, for me, obviously having spent 30 years of my career working at the company, being, that helped create the magic that Disney is, I have a very, very deep involvement. My kids are Disney kids. My wife's a Disney wife. We are a family that really lived so much of our life surrounded by Disney. I had the opportunity to open up Hong Kong Disneyland, to set two new cruise ships to sail, countless vacation club properties, property in Hawaii, ran Euro Disney. Disney runs in my blood. I love the company.

Exhibit 2